BlackRock MuniYield Investment Quality Fund
File No. 811-07156
Item No. 77Q1(a) (Copies of Material Amendments to Registrant’s Charter or By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock MuniYield Investment Quality Fund’s (the “Fund”) Amendment to the Certificate of Designation Dated December 15, 2011 Establishing and Fixing the Rights and Preferences of the Fund’s Variable Rate Muni Term Preferred Shares filed with the Secretary of State of the Commonwealth of Massachusetts on June 30, 2015.

Exhibit 77Q1(a)

BLACKROCK MUNIYIELD INVESTMENT QUALITY FUND

AMENDMENT TO

THE CERTIFICATE OF DESIGNATION DATED DECEMBER 15, 2011

ESTABLISHING AND FIXING

THE RIGHTS AND PREFERENCES OF

VARIABLE RATE MUNI TERM PREFERRED SHARES (“VMTP SHARES”)

(THE “CERTIFICATE OF DESIGNATION”)

The undersigned Secretary of BlackRock MuniYield Investment Quality Fund (the “Trust”), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

1.           The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Certificate of Designation) of the VMTP Shares required under Section 5 of the Certificate of Designation) has adopted resolutions to amend the Certificate of Designation as follows:

The Certificate of Designation of the Trust is hereby amended by deleting Section 10(b)(i)(A) and replacing it with the following:

(i) (A) Term Redemption.  The Trust shall redeem, out of funds legally available therefor and otherwise in accordance with Applicable Law, all Outstanding VMTP Preferred Shares on the Term Redemption Date at the Redemption Price; provided, however, the Trust shall have the right, exercisable at any time  no earlier than 9 months prior to the Term Redemption Date, to request that the Total Holders extend the term of the Term Redemption Date for an additional period as may be agreed upon by the Trust and the Total Holders, which request may conditioned upon terms and conditions that are different from the terms and conditions herein.  Each Holder shall, no later than the deadline specified in such request, which shall not be less than 30 days after such Holder's receipt of such request unless otherwise agreed to by such Holder, notify the Trust of its acceptance or rejection of such request, which acceptance by any such Holder may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions herein or the terms and conditions proposed by the Trust in making an extension request.  If any Holder fails to notify the Trust of its acceptance or rejection of the Trust's request for extension by the deadline specified in such request, the Trust may either deem such failure to respond as a rejection of such request or extend the deadline for such request with respect to such Holder, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders.  If the Total Holders (or any thereof) provide a Conditional Acceptance, then the Trust shall, no later than the deadline specified in the Conditional Acceptance, which shall not be less than 30 days after the Trust's receipt of the Conditional Acceptance unless otherwise agreed to by the Trust, notify the Total Holders of its acceptance or rejection of the terms and conditions specified in the Conditional Acceptance.  If the Trust fails to notify the Total Holders by the deadline specified in the Conditional Acceptance, the Total Holders may either deem such failure to respond as a rejection of the terms and conditions specified in the Conditional Acceptance or extend the deadline for such response by the Trust, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders.  Each Holder may grant or deny any request for extension of the Term Redemption Date in its sole and absolute discretion.

2.           Except as amended hereby, the Certificate of Designation remains in full force and effect.

3.           A copy of this amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.

[Signature Page Follows]

Dated this 30 of June 2015

BLACKROCK MUNIYIELD INVESTMENT QUALITY FUND

By:                  /s/ Janey Ahn

Name:           Janey Ahn

Title:           Secretary